March 23, 2001

Dear Fellow Stockholder:

As we draw close to product release, expected before the end of the second quarter 2001, the fast pace has now become an all out sprint. We have accomplished a significant amount of work, much of which is invisible to the outside world but has been, and continues to be, critical for LifePoint's final transition from a research and development company to a fully integrated commercial entity. It gives me great pleasure to report on the substantial progress across all business areas. Since our last letter in November, the Company has accomplished the following:

  Finished the product development and design of the ImpactTM Test System (formerly called the LifePointTM Test System).

  The manufacturing processes for the disposable cassette and instrument have been finalized and our pilot manufacturing capability is in place.

  Designed and completed the molds for the production of the disposable cassette parts and have already initiated conversion into multi-cavity molds for significant product cost reductions.

  Completed the transfer of the pilot manufacturing from our research and development facility to the manufacturing facility.

  Filed three patent applications related to the chemistries in the disposable cassette, one with 42 claims and one with 14 claims.

  Filed and received clearance from the United States Patent Office for the use of Impact Test System for our flagship product name. Additional filings are in process on a worldwide basis.

Product Development

We can finally say that the design and development of the test system is virtually completed. With the completion of the testing of the alpha version in November, we were able to finalize the design of the production molds needed to produce the plastic components for the disposable cassette. We started to receive these plastic parts in early January and have been able to now confirm the final product design. Due to the cooperation of our mold design contractor and our dedicated engineering group, we overcame a problem we had with our mold materials not working together. Their efforts to redesign these combinations allowed us to continue with only a six-week slip in our timeline. We still anticipate product release in the second quarter of 2001.

As we have validated the parts produced by these initial single cavity molds, we have initiated conversion of many of these molds into multi-cavity, production molds. The parts produced from a multi-cavity mold are significantly less expensive than parts from single cavity molds, and are a significant step toward reaching our goal of 70 - 80% margins for the disposable cassette.

The research department is now gearing up to develop tests for additional drugs that will expand the use of the product for drug testing on a worldwide basis as well as in emergency settings, such as prescription drug overdose. We have already initiated the design and initial development of the additional products that will expand the use of our platform technology. We are also working on adding benzodiazapines to meet European requirements, and additionally adding barbiturates and tri-cyclic anti-depressants for the emergency room testing for prescription drug overdose.

Intellectual Property

LifePoint continues to build protection for our unique product and technology, and has filed three additional patent applications: the Composition and Method Patent for the "Synthesis of Novel Tracers for Amphetamines and Methamphetamines" improves the performance of the technology, the Assay Methods and Device Patent for "Detecting the Presence and Concentration of Analytes while Simultaneously Preventing Analyte Adsorption" and the Device and Method Patent for "Enhancing the Sensitivity of Immunochemical Assays", both of which improve the performance of the technology and represent additional manufacturing cost savings.

LifePoint will continue to file applications for worldwide patents on our new inventions and the final product design. We have at least six additional patent disclosures, which should result in additional patent filings over the next year.

Regulatory / Quality Assurance

The documentation and quality assurance processes needed to ensure that the Impact Test System will meet the requirements for FDA (US medical) and CE mark (European Union) approvals, as well as ensure that the manufacturing processes will produce a reliable, quality product, are well underway. We have completed negotiations with our initial field evaluation sites for the data for our FDA 510(k) submission. We will be using seven different sites for our five drug product evaluations and three sites for the alcohol product evaluations.

Additionally, we will be initiating the UL (USA), CSA (Canada), and TUV (European) testing of the Impact Test System within the next few weeks.

Manufacturing

The most significant progress has been made in manufacturing. Manufacturing requirements for the initial 24 months have been defined and initial pilot and scale-up plans are being executed.

Cassette production protocols have been established; semi-automated column filling and lyophilization equipment is qualified and ready to start production. Packaging materials are now ready and the technology transfer from research and development is well underway. Additionally, our quality control systems are equipped, calibrated and ready to allow raw materials for the final product into the plant. With these steps in place, we have initiated our pilot production of the cassettes for the clinical trials.

Initial builds of the pilot instruments have commenced. These instruments will be built by our manufacturing personnel, but with a high level of support from our development engineering group.

We have begun pilot production and quality testing of subassemblies, including printed circuit boards and laser detection systems, and have started final assembly of other components, such as printers, displays and keyboards. As with the cassettes, production and quality control protocols and procedures are well underway.

While the obvious current focus is on transfer and scale-up of reagent systems and instruments, there are some emerging cost drivers that have us pursuing cost reduction efforts now as well. These include negotiations for materials from selected vendors, multi-cavity molds and implementation of selected automation to reduce labor costs. With respect to the instrument, our focus is on part cost reduction, prior to the transfer of the instrument manufacturing to our outside manufacturer.

Marketing

During the last four months, LifePoint has continued to exhibit the system's technological advantages at numerous meetings attended by industry leaders and potential customers. Also, the Company is continuing pre-marketing and lobbying activities that will help facilitate the rapid market acceptance of the Impact Test System.

On November 29, 2000, LifePoint presented a technology overview of our system at the National Commission Against Drunk Driving, an alcohol and drug technology conference and exposition held in Washington, D.C. and, as a result, we were invited to conduct workshops on February 17th and 18th in Savannah, Georgia on the Impact Test System. These workshops were presented to the International Association of Chiefs of Police Technical Advisory Board and the Highway Safety Committee.

LifePoint is working with the National Alliance for Model State Drug Laws in the drafting of new model state drug laws incorporating the use of oral fluids for drug and alcohol testing that will be distributed to those states that require a change. We continue to firmly believe that our product will become evidentiary in law enforcement. The product meets the evidentiary requirements as stipulated by the Frye and Daubert standards, providing quantitative results that correlate with the currently accepted methods, corroborated by independent investigators.

We filed and received clearance from the United States Patent Office for the use of Impact Test System for our flagship product name. Additional filings are in process on a worldwide basis. We are very excited to have received clearance for this name because it should have a very positive "impact" in all our target markets.

We have selected an advertising company and initiated development of our marketing and sales tools, including advertising and direct mail pieces.

Lastly, we are in the process of selecting our marketing pilot sites in law enforcement and the industrial workplace. We have no lack of interested participants and the challenge is to select the few from so many. Shortly after starting our pilots in the United States, we will initiate pilot studies for law enforcement in Europe. It is clear that Europe is well ahead of the United States in recognizing the value of saliva-based drug testing for DUI. Now with our strategic marketing partner for the law enforcement market, CMI, Inc., we can quickly maximize on this opportunity.

Strategic Partnering/ Financing Activities

Our partnering relationship with CMI/Lion Laboratories has continued to develop. The joint sales and marketing plans are established and are being implemented. We are looking forward to working closely with CMI's professional organization at every level and are excited about the strength they bring to our law enforcement opportunity.

In the industrial market, we continue to implement our plan to develop multiple distribution strategies. For the large employers and service providers, we will implement our key account direct sales effort and establish distribution for the numerous small accounts. In addition, we continue to hold discussions with a large potential strategic partner, and look forward to the commencement of this relationship, but are very disappointed in the length of time this is taking. However, we still believe that an agreement is possible with this potential marketing partner. Numerous corporate changes have caused several transitions at this company that have negatively impacted our efforts, rather than any material disagreements.

We currently anticipate the initiation of clinicals and marketing pilots shortly and the introduction of the Impact Test System to the law enforcement and industrial workplace markets throughout the US and Europe before the end of the second quarter 2001.

We initiated an offer to the warrant holders who participated in the $9.2 million private placement last March, which brought in about $1 million. We were also successful in the partnering agreement, which provides for approximately $5 million in non-dilutive capital. Neither of these efforts will produce the amount of capital needed to reach profitability, which is currently estimated at five quarters post launch. To proactively fuel our growth, the Company has initiated efforts to raise capital, either by a private placement or a public offering, as has been previously indicated.

Investment Community Activities

We were pleased that LifePoint was invited to present our company at numerous high-profile investment forums, including the UBS Warburg Healthcare Conference, the Roth Capital Growth Stock Conference, the Wall Street Analyst Forum, the NY Society of Securities Analysts, and the Gargiulo Healthcare Conference. This significant increase in visibility for the Company in front of potential large stockholders should over time be beneficial to our stock. You can see and hear several of these presentations on our website at http://www.LifePointInc.com

It is unfortunate that, at a time when the significant progress of the Company would usually result in an increase in the stock price, the expected increase in the price of the stock is being offset by a significant decline in the broader stock markets. Keep in mind, the fundamentals of the Company have not changed and the Company has done the best thing we can do for the investment community - we have reached the milestones we laid out for investors and have lived up to our promises. While emerging companies are typically rewarded for their progress by increasing stock prices, the decline in the broader markets has prevented such short-term rewards. As stockholders, we are as disappointed as you are; however, we have to date continued to outperform the general market.

The management and employees of LifePoint have made and continue to make the strong commitment to reach our collective goals. The management team remains confident that the Company's activities will continue to culminate in added value for the stockholders and remains secure about the prospect, progress and future of LifePoint.

Please visit our website at http://www.lifepointinc.com to review the latest information. I look forward to keeping you informed of our progress throughout the coming year.

We thank you for your continuing support and loyalty.

Sincerely,

Linda H. Masterson

Chairman of the Board, President and CEO